UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2023

Lucira Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39976	27-2491037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1315 63rd Street
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (814) 574-1546

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LHDXQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

*	The registrant’s common stock began trading exclusively on the OTC Pink Marketplace on March 6, 2023 under the symbol “LHDXQ”.

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Asset Purchase Agreement

As previously disclosed, on February 22, 2023, Lucira Health, Inc. (the “Company”) filed a voluntary petition (Case No. 23-10242) for relief under chapter 11 of title 11 the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court”). On April 6, 2023, the Company held an auction (the “Auction”) under Section 363 of the Bankruptcy Code relating to the disposition of all or substantially all of the Company’s assets (the “Assets”). The winning bid at the Auction was submitted by Pfizer Inc. (the “Buyer”).

On April 18, 2023, the Company entered into an Amendment to Asset Purchase Agreement (the “Amendment”) with the Buyer that amended the Asset Purchase Agreement by and between the Company and the Buyer, dated April 12, 2023 (the “Original Purchase Agreement,” and as amended by the Amendment, the “Purchase Agreement”). The Amendment amended the Original Purchase Agreement to, among other things, (i) update the consideration and payment section to specify a fixed dollar amount of $6.5 million for the aggregate amount to be paid to cure any defaults (the “Cure Costs”) under each of the Jabil Contracts (as defined in the Purchase Agreement) and (ii) add an additional cash payment of $10.4 million less the aggregate amount of Cure Costs paid, satisfied or resolved by the Buyer in connection with certain other contracts as described therein. The Amendment also contains the Buyer’s confirmation, agreement and ratification that (a) the closing condition set forth in Section 9.6 of the Purchase Agreement, requiring that Buyer receive a signed offer letter or consulting agreement from at least three of the seven individuals set forth in a confidential email provided to Company’s counsel on April 6, 2023, has been satisfied in all respects and (b) the closing condition set forth in Section 9.17 of the Purchase Agreement, requiring the Buyer to enter into the Jabil Term Sheet (as defined in the Purchase Agreement) is waived and deemed satisfied in all respects.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Purchase Agreement is incorporated into this Item 2.01.

On April 19, 2023, the Bankruptcy Court entered an order approving the sale of substantially all of the Company’s assets to the Buyer pursuant to the Purchase Agreement for approximately $36.4 million, which is comprised of a combination of cash, payments of Cure Costs to counterparties to assigned contracts and leases, and assumed or otherwise satisfied liabilities (the “Asset Sale”). The Asset Sale closed on April 20, 2023.

The Company does not anticipate filing financial statements for the Asset Sale, or pro forma financial statements, due to the fact that following the Asset Sale, the Company is no longer an operating company and lacks the personnel required to do so.

Item 8.01 Other Events.

As of April 1, 2023, the Company had net operating losses (“NOLs”) of approximately $132.8 million of federal NOLs and $81.6 million of state NOLS. Our ability to use our NOLs is subject to certain limitations set forth in the Internal Revenue Code.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Amendment to Asset Purchase Agreement, dated April 18, 2023, by and between Lucira Health, Inc. and Pfizer Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lucira Health, Inc.

Date: April 24, 2023	By:	/s/ Richard Narido
Richard Narido, Chief Financial Officer